EXHIBIT 5.1

                                   May 7, 2007

Escalade, Incorporated
817 Maxwell Avenue
Evansville, Indiana 47711

        Re: Sale of 10,000 Shares of Common Stock of Escalade, Incorporated Pursuant to the Company's Form S-8 Registration Statement Filed with the Securities and Exchange Commission on the date hereof relating to the Escalade, Incorporated 2006 Non-Employee Director Non-Qualified Stock Option Grant

Dear Gentlemen:

        We have acted as counsel to Escalade, Incorporated (the "Company"), an Indiana corporation, in connection with the registration of 10,000 shares of Common Stock of the Company which may be issued and sold under the Company's 2006 Non-Employee Director Non-Qualified Stock Option Grant (the "Grant"), as set forth in the S-8 Registration Statement filed by the Company with the Securities and Exchange Commission on the date hereof.

        As counsel for the Company, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In addition, we have examined such documents and materials, including the Company's Certificate of Incorporation, Bylaws, forms and other materials relating to the Grant and other corporate records of the Company, as we have deemed necessary for the purpose of this opinion.

        On the basis of the foregoing, we are of the opinion that, upon the issuance of common stock pursuant to the exercise of stock options as same is granted by the Company pursuant to the Grant, the 10,000 shares of Common Stock being registered pursuant to the Registration Statement are currently validly authorized and, when issued and sold as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable shares of Common Stock of the Company.

        We hereby consent to the filing of this opinion as part of the above referenced Registration Statement and amendments thereto.


                                            Sincerely yours,

                                            GRAYDON HEAD & RITCHEY LLP

                                            By:  /s/ Richard G. Schmalzl
                                                 -------------------------------
                                                 Richard G. Schmalzl, Esq.,
                                                 Partner

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